UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024

IonQ, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39694	85-2992192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4505 Campus Drive
College Park, Maryland	20740
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301 298-7997

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	IONQ	New York Stock Exchange
Warrants, each exercisable for one share of common stock for $11.50 per share	IONQ WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Stock Unit Grant and Cash Bonus

IonQ, Inc.’s (the “Company”) executive compensation philosophy includes the following principles: connecting compensation to technical roadmap progression and financial measures that correlate strongly with total stockholder returns; balancing short-term financial results with long-term strategic objectives; rewarding achievement of challenging corporate objectives and exceeding performance measures, without encouraging inappropriate risk-taking; providing competitive pay packages capable of attracting and retaining top talent, sometimes from larger, well-established technology companies; and rewarding extraordinary results and performance.

On December 16, 2024 (the “Grant Date”), in reliance on the above-mentioned compensation philosophy principles and considering input from its independent advisors, the independent members of the Board of Directors (the “Board”) of the Company granted Peter Chapman, the Company’s President and Chief Executive Officer, an award of performance stock units (the “PSUs”, and the “Chapman PSU Award”) pursuant to the already existing management performance stock unit program. In addition, on December 16, 2024, the Board approved a cash incentive award of $10,000,000 to Mr. Chapman (the “2024 Chapman Bonus”) for 2024, a cash incentive award of $10,000,000 to Mr. Chapman for 2025 (the “2025 Chapman Bonus”) and an annual salary increase from $505,000 to $700,000 for Mr. Chapman.

No additional cash or equity incentives for Mr. Chapman are currently contemplated by the Board prior to 2027.

Terms of the Chapman PSU Award

The Chapman PSU Award provides Mr. Chapman with an opportunity to earn 119,588 shares of Company common stock based on target performance aggregated between the Grant Date and December 31, 2026 (the “Performance Period”) with respect to certain technical and financial goals, each of which represent 50% of the target PSU opportunity, and a stock price hurdle requirement. If the Company’s 60-trading day average closing price per share of common stock does not equal or exceed a pre-defined share price at the end of the Performance Period, the maximum PSU opportunity shall be limited to target (100%) performance. Achievement could range from 0% to 300% (358,764 shares) of the target number of PSUs offered to Mr. Chapman. Each PSU granted represents the right to receive one share of common stock based on target performance, but the ultimate number of shares of common stock earned with respect to Mr. Chapman’s PSU Award will be determined as of the completion of the Performance Period. The Performance Period will end on December 31, 2026, unless the maximum performance goals are achieved before December 31, 2025, which would accelerate the Performance Period end date to December 31, 2025. There will be no other progress performance vesting during the Performance Period.

Pursuant to the terms of the Chapman PSU Award agreement and the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), the PSUs will continue to be outstanding and may vest for so long as Mr. Chapman is in Continuous Service (as defined in the 2021 Plan) as an employee of the Company (and any successor) or an Affiliate (as defined in the 2021 Plan) generally through completion of the Performance Period.

The Board approved the Chapman PSU Award to incentivize achievement of the Company’s long-term growth strategy and drive return to stockholders by (i) aligning Mr. Chapman’s interests with those of the Company’s stockholders such that material elements of Mr. Chapman’s compensation opportunity are performance-based and (ii) providing a significant incentive for Mr. Chapman to continue to lead the Company, while executing critical growth initiatives.

Terms of the 2024 Chapman Bonus and 2025 Chapman Bonus

Subject to Mr. Chapman’s continued employment with the Company through the applicable date, the 2024 Chapman Bonus is to be paid on or before Dec. 31, 2024, and the 2025 Chapman Bonus is to be paid on or before Dec. 31, 2025. The Board approved the 2024 Chapman Bonus to recognize outstanding leadership and Company performance in 2024 and in light of Mr. Chapman declining long-term equity incentive compensation in 2023 and 2024 prior to the Chapman PSU Award. The Board approved the 2025 Chapman Bonus to incentivize Mr. Chapman to continue to lead the Company.

In the event that Mr. Chapman’s employment is terminated prior to the last day of the applicable calendar year by the Company without “Cause” or by Mr. Chapman for “Good Reason” (each such term, as defined in the IonQ, Inc. Executive Severance Plan and Summary Plan Description, as amended on December 3, 2024), the Company will pay Mr. Chapman any previously unpaid portion of the 2024 Chapman Bonus and the 2025 Chapman Bonus, as applicable, following the termination, subject to Mr. Chapman’s timely execution and non-revocation of a general release of claims in a form reasonably satisfactory to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IonQ, Inc.

Date: December 20, 2024	By:	/s/ Stacey Giamalis
Stacey Giamalis Chief Legal Officer and Corporate Secretary